Exhibit 99.1
Westmoreland Announces Proposed Senior Secured Note Offering
Colorado Springs, CO — January 13, 2011 — Westmoreland Coal Company and certain subsidiaries ( “Westmoreland”) today announced that it intends to offer $150.0 million of Senior Secured Notes due 2018 (the “Notes”) in a private placement. The terms, timing and structure of any transaction are subject to market and other conditions. There can be no assurance that any transaction will ultimately be pursued or that any transaction, if pursued, will be successful.
The net proceeds from the offering of the Notes are expected to be used to pay all accrued and unpaid dividends on the Company’s Series A preferred stock, to repay certain indebtedness, to retire approximately $2.5 million of the outstanding principal owed on the senior secured convertible notes (with the remaining principal balance of the senior secured notes to be converted to common stock at closing) and for general corporate purposes.
The Notes will be sold only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The proposed issuance of the Notes will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Forward-Looking Information
This press release contains “forward-looking” statements. Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk. It is possible that future events, including whether the offering is completed on the terms specified or at all, may differ from expectations due to a variety of risks and other factors such as market conditions. It is not possible to foresee or identify all such factors. Any forward-looking statements in this press release are based on certain assumptions and analyses made in light of Westmoreland’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. Westmoreland does not intend to update any particular forward-looking statements contained in this press release.
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Contact: Kevin Paprzycki (719) 442-2600